ADMINISTRATIVE SERVICES AGREEMENT

       THIS AGREEMENT is made as of May 1, 2003, by and between USAA LIFE INSURANCE COMPANY, a stock life insurance company organized under the laws of the state of Texas and having a place of business in San Antonio, Texas ("USAA Life"), and USAA INVESTMENT MANAGEMENT COMPANY, a corporation under the laws of the state of Delaware and having a place of business in San Antonio, Texas ("IMCO").

                                   RECITALS

       The USAA Life Investment Trust (the "Trust") is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), as amended, whose shares are registered under the Securities Act of 1933 (the "1933 Act"), as amended, and with shares offered in various investment funds as set forth in Exhibit A (the "Existing Funds") (such funds together with any funds subsequently established by the Trust for which the Trust retains USAA Life to provide administrative services being collectively referred to as the "Funds").

       The Trust makes its shares available for purchase to the Separate Account of USAA Life Insurance Company and the Life Insurance Separate Account of USAA Life Insurance Company (the "Separate Accounts"), and to any other separate accounts of USAA Life or any of USAA Life's subsidiaries or affiliates, and to separate accounts of non-affiliated life insurance companies (all such eligible purchasers being referred to collectively as "Purchasers").

       USAA Life issues variable annuity contracts and variable life insurance policies (collectively "Contracts") funded through the Separate Accounts. In addition, USAA Life invests certain assets of the Separate Accounts in the Trust for the benefit of the owners of the Contracts ("Contract Owners").

       USAA Life desires to retain IMCO to provide certain administrative services to the Trust on USAA Life's behalf, and IMCO is willing to provide such services.

                                  AGREEMENT

       In consideration of the agreements contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, USAA Life and IMCO agree as follows:

1.     APPOINTMENT OF IMCO

       (a) USAA Life appoints IMCO to provide administrative services for the period and on the terms set forth in this Agreement. Such services are provided to the Trust on behalf of USAA Life in connection with the Administrative Services Agreement between USAA Life and the Trust dated May 1, 2003. IMCO accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

       (b) IMCO shall be subject to the direction and control of USAA Life and the Trust in providing services under this Agreement, and shall provide such services in compliance with all applicable provisions of the Trust's Master Trust Agreement, Bylaws, Prospectus, and any applicable federal or state laws and regulations.
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2.     DUTIES OF IMCO

       IMCO shall provide administrative services to the Trust on behalf of USAA Life; provided, that IMCO shall not have any obligation under this Agreement to provide any services related to the distribution of fund shares or any other services that are the subject of separate agreements or arrangements between IMCO and USAA Life, or IMCO and the Trust. Subject to the foregoing, IMCO shall provide the following services and facilities to the Trust on behalf of USAA
Life:

       (a) Office Space, Equipment and Facilities. Furnish such office space, office equipment and office facilities as are adequate for the services provided with respect to the Funds.

       (b) Personnel. Provide the services of individuals competent to perform all of the executive, administrative and clerical functions that are not performed by employees or other agents engaged by USAA Life or by IMCO acting in some other capacity pursuant to a separate agreement or arrangement with USAA Life or the Trust with respect to the Funds.

       (c) Agents. Assist USAA Life in selecting and coordinating the activities of the other agents engaged by USAA Life and the Trust with respect to the Funds, including the Trust's transfer agent, custodian, independent auditors, and legal counsel.

       (d) Trustees and Officers. Authorize and permit IMCO's directors, officers and employees who may be elected or appointed as trustees or officers of the Trust to serve in such capacities, without remuneration from or other cost to USAA Life or the Trust.

       (e) Books and Records. Assure that all financial, accounting and other records required to be prepared, maintained, and preserved by the Trust are prepared, maintained, and preserved by it or on its behalf in accordance with applicable laws and regulations.

       (f) Regulatory Reports and Filings. Prepare and file (as required) or arrange for others to prepare and file all proxy statements with respect to the Funds, all periodic reports by the Trust with respect to the Funds, and all reports and filings required to maintain the registration and qualification of the Trust and the Shares, or to meet other regulatory or tax requirements applicable to the Funds under federal and state securities and tax laws.

       (g) Board Reports. Prepare and coordinate materials relating to the Funds and the services provided under this Agreement to be presented to the Trust's Board of Trustees in preparation for its meetings.

       (h) Accounting. Provide all accounting services necessary or appropriate to conduct the Trust's business and day-to-day operations.

       (i) Fidelity Bond. Provide and maintain a bond issued by a reputable insurance company authorized to do business in the place where the bond is issued, against larceny and embezzlement covering each officer and employee of IMCO who may singly or jointly with others have access to funds or securities of the Trust, with direct or indirect authority to draw upon such funds or to direct generally the disposition of such funds. The bond shall be in such reasonable amount as a majority of the Board of Trustees of the Trust who are not officers or employees of IMCO or USAA Life shall determine, with due consideration to the aggregate assets of the Trust to which any such officer or employee may have access.

       (j) Delegation. Delegate, at its expense, some or all of its duties hereunder to other persons or entities approved by IMCO upon prior notice to and concurrence of USAA Life.

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

       (k) Other Services. Provide such other services as the parties may from time to time agree upon in writing.

3.     ADMINISTRATION FEE

       (a) For the services and facilities to be provided by IMCO as set forth in paragraph 2 above, and to the extent that the cost of services and facilities provided by IMCO to the Trust under the Investment Advisory Agreement between IMCO and the Trust exceed the advisory fee paid to IMCO under that agreement, USAA Life shall reimburse IMCO for the cost incurred in providing such services and facilities to the Trust, subject to paragraph (b) below.

       (b) To the extent that advisory or other fees paid to IMCO in connection with any services provided to the Trust under other agreements, including but not limited to IMCO's Investment Advisory Agreement with the Trust, exceed the cost of IMCO's providing services under such agreements, such excess shall be applied under this Agreement to reduce the amount of USAA Life's reimbursement under subparagraph (a).

       (c) IMCO may, from time to time, and for such periods as it deems appropriate, voluntarily waive fees or otherwise reduce its compensation hereunder.

4.     LIABILITY AND INDEMNIFICATION.

       IMCO shall exercise reasonable care in performing its services under this Agreement. IMCO shall indemnify and hold USAA Life and the Trust, and their trustees, officers, and employees harmless from and against any and all loss, cost, damage and expense (a "Loss"), including reasonable expenses for counsel, incurred by it resulting from any claim, demand, action or suit relating to the performance of its duties under this Agreement, or any action or omission by it in the performance of its duties hereunder; provided, however, that this indemnification shall not apply to any Loss resulting from any action or inaction of USAA Life or the Trust constituting willful misconduct, bad faith or negligence in the performance of its duties or the reckless disregard of its duties under this Agreement. Prior to confessing any claim against it, which may be the subject of this indemnification, USAA Life or the Trust shall give IMCO reasonable opportunity to defend against said claim in its own name or in the name of USAA Life or the Trust.

5.     CONFIDENTIALITY.

       (a) Trust records maintained by IMCO in connection with the services provided under this Agreement shall be and remain the property of the Trust. IMCO shall promptly surrender or make such records available to the Trust or its designee, without charge, except for reimbursement of expenses for the surrender of such documents, upon request by the Trust or upon termination of this Agreement.

       (b) IMCO shall not disclose or use any records or information obtained hereunder in any manner whatsoever except as expressly authorized hereunder, and further, shall keep confidential any information obtained pursuant to this Agreement with USAA Life as set forth herein, and disclose such information only if USAA Life or the Trust has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

6.     DURATION AND TERMINATION OF AGREEMENT

       (a) Duration. This Agreement shall become effective as of the date first set forth above and, unless terminated, shall continue in force from year to year thereafter.

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

       (b) Termination. This Agreement may be terminated at any time, without payment of any penalty, by either party on 120 days' written notice to the other party. This Agreement shall automatically terminate upon its assignment by IMCO.

       (c) Amendment. This agreement may be amended at any time by mutual agreement in writing of the parties hereto.

7.     PRIOR AGREEMENT SUPERSEDED

       This Agreement supersedes any prior agreements relating to the subject matter hereof between the parties.

8.     SERVICES NOT EXCLUSIVE

       The services of IMCO to USAA Life hereunder are not to be deemed exclusive, and IMCO shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

9.     GOVERNING LAW

       This Agreement shall be construed in accordance with the laws of the State of Texas and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of Texas, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

10.    ENTIRE AGREEMENT

       This is the complete and entire agreement as represented herein.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

USAA LIFE INSURANCE COMPANY                  USAA INVESTMENT MANAGEMENT COMPANY

By: _______________________                  By: _______________________________
     James M. Middleton                            Christopher W. Claus
     President & CEO                               President

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

                                  EXHIBIT "A"

                               LISTING OF FUNDS
                               ================

       Name of Fund
       ------------

USAA Life Growth & Income
USAA Life Aggressive Growth
USAA Life World Growth
USAA Life Diversified Assets
USAA Life Income

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